                                                                    Exhibit 8.0


   [LETTERHEAD OF MULDOON, MURPHY & FAUCETTE ATTORNEYS AT LAW APPEARS HERE]




                                  May 7, 1996



Board of Directors
Ocean Federal Savings Bank
74 Brick Boulevard
Brick, New Jersey  08723

Board of Directors
Ocean Financial Corp.
74 Brick Boulevard
Brick, New Jersey  08723

     Re: Certain Federal and State Tax Consequences of the Conversion of Ocean Federal Savings Bank from a Federally Chartered Mutual Savings Bank to a Federally Chartered Stock Savings Bank and the Offer and Sale of Common Stock of Ocean Financial Corp. (the "Conversion")

Ladies and Gentlemen:

     You have requested an opinion on certain federal income and state tax consequences of the proposed conversion of Ocean Federal Savings Bank (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank and the acquisition of the Bank's capital stock by Ocean Financial Corp., a Delaware corporation (the "Holding Company"), pursuant to the plan of conversion adopted on August 17, 1995, and amended on November 22, 1995, March 20, 1996 and May 7, 1996 (the "Plan of Conversion"). This opinion supercedes our previous opinion to the Bank and the Company dated March 21, 1996.

     The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS," and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "OPINION."

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 2

                               STATEMENT OF FACTS
                               ------------------

     Ocean Federal Savings Bank, with an administrative office in Brick, New Jersey, is a federally chartered mutual savings bank. As a mutual savings bank, the Bank has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Bank belong to the deposit account holders of the Bank, hereinafter sometimes referred to as "depositors." A depositor of the Bank has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Bank is ever liquidated. In addition, a depositor of the Bank is entitled to interest on his account balance as fixed and paid by the Bank.

     In order to provide organizational and economic strength to the Bank, the Board of Directors has adopted a plan of conversion (the "Plan of Conversion") whereby the Bank will convert itself into a federally chartered stock savings bank (the "Converted Bank"), the stock of which will be held entirely by Ocean Financial Corp., a Delaware corporation (the "Holding Company"). The Holding Company will acquire the stock of the Bank by purchase, using no less than approximately 50% of the net proceeds received from the sale of its own stock under the Plan of Conversion. The Holding Company will have authorized capital consisting of 55 million shares of common stock ("Common Stock"), and 5 million shares of preferred stock. In connection with the Conversion, the Holding Company will issue shares of its Common Stock without par value in Subscription and Community Offerings. It is anticipated that all such shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to the general public in a Syndicated Community Offering (the "Syndicated Community Offering"). The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma market value of the Common Stock of the Converted Bank. The Conversion and sale of the Common Stock will be accomplished pursuant to the rules and regulations and will be subject to the approval of the Office of Thrift Supervision (the "OTS").

     As part of the Conversion, the Company and the Bank intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code (the "Foundation") and to donate to the Foundation up to 8.0% of the number of shares of common stock issued in the Conversion. The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the voting members of the Bank at the Special Meeting of Members.

     A. Subscription Offering and Subscription Rights. In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) holders of deposit accounts with a balance of $50 or more as of the "Eligibility Record Date" of July 31, 1994 ("Eligible Account Holders"); (2) the Bank's tax-qualified employee stock

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 3


benefit plans (the "Employee Plans"); (3) holders of deposit accounts with a balance of $50 or more as of the "Supplemental Eligibility Record Date," meaning the last day of the calendar quarter preceding the OTS approval of the application for conversion ("Supplemental Eligible Account Holders"); and (4) "Other Members" a term which is defined to mean any person, other than an Eligible Account Holder or a Supplemental Eligible Account Holder, who is a Member of the Bank as of the close of business on the date fixed by the Bank's Directors in accordance with OTS regulations for determining eligibility to vote at the Special Meeting of Members (the "Voting Record Date"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion as described below.

     Category 1:   Eligible Account Holders

     Each Eligible Account Holder shall receive, as first priority and without payment, nontransferable subscription rights to subscribe for shares of Common Stock offered, equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount is equal to the greater of .10% or $200,000 of the Common Stock offered, but which may be increased to 5% of the Common Stock offered without the further approval of members or resolicitation of subscribers; one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's deposit and the denominator is the total amount of deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the maximum and minimum purchase limitations as described below and exclusive of an increase in the total number of shares issued due to an increase in the estimated price range of up to 15%.

     In the event that Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in the Conversion in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective eligible deposits bears to the total amount of the eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 4


fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders.

     Category 2:  Employee Plans

     The Employee Plans shall receive as second priority and without payment therefor, nontransferable subscription rights to purchase Common Stock in the Conversion requested by such Employee Plans. If, after the filling of subscriptions of Eligible Account Holders, a sufficient number of shares is not available to fill the subscriptions by such Employee Plans, the subscription by such Employee Plans shall be filled to the maximum extent possible, provided however that in the event of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%, the additional shares may be sold to the Employee Plans, subject to the purchase limitations set forth below.

     Category 3:  Supplemental Eligible Account Holders

     Each Supplemental Eligible Account Holder shall receive, as third priority and without payment, nontransferable subscription rights to subscribe for shares of Common Stock offered, equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering which amount is the greater of .10% or $200,000 of the Common Stock offered, but which may be increased to 5% of the Common Stock offered, without the further approval of members or resolicitation of subscribers; one-tenth of one percent (.10%) of the total offering of Common Stock; or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the eligible deposits of the Supplemental Eligible Account Holders and the denominator is the total amount of the eligible deposits of all Supplemental Eligible Account Holders in the Bank on the Supplemental Eligibility Record Date, subject to the maximum and minimum purchase limitations as described below and exclusive of an increase in the total number of shares issued due to an increase in the estimated price range of up to 15%.

     In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 5


number of shares subscribed for by the Supplemental Eligible Account Holder.
Any shares remaining after that allocation will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the eligible deposit of each remaining Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the eligible deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.
If the amount so allocated exceeds the amount subscribed for by one or more remaining Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those remaining Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     Subscription rights received by an Eligible Account Holder as described above under "Category 1: Eligible Account Holders" shall be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder.

     Category 4:  Other Members

     Each Other Member shall receive, without payment, as a fourth priority after the filling of subscriptions of the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, nontransferable subscription rights to subscribe for shares of Common Stock equal to an amount up to the greater of: the amount permitted to be subscribed for in the Community Offering, which amount is the greater of .10% or $200,000 of the Common Stock offered, but which may be increased to 5% of the Common Stock offered without the further approval of members or resolicitation of subscribers; or one-tenth of one percent (.10%) of the total offering of shares of Common Stock, subject to the maximum and minimum purchase limitations as described below, and exclusive of an increase in the total number of shares issued due to an increase in the estimated price range of up to 15%.

     In the event that Other Members exercise subscription rights for a number of shares of Common Stock in excess of the total number of shares eligible for subscription, but shares remain available for subscription, the shares of Common Stock shall be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 6


remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     B. Community Offering. If less than the total number of shares of Common Stock to be subscribed for in the Conversion are sold in the Subscription Offering, it is expected that shares remaining unsubscribed for in the Subscription Offering will be made available for purchase in the Community Offering to certain members of the general public, who may subscribe together with any associate or group of persons acting in concert for up to the greater of .10% or $200,000 of the shares of Common Stock offered, subject to the maximum and minimum purchase limitations as described below and exclusive of an increase in the total number of shares issued due to an increase in the estimated price range of up to 15%; provided, however, that the amount permitted to be purchased in the Community Offering may be increased to 5% of the Common Stock offered without the further approval of members or resolicitation of subscribers. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm, experienced and expert in the sale of savings institution securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. Any excess of shares and those not subscribed for by institutional investors will be available for purchase by the general public with preference given to natural persons residing in Ocean, Monmouth, and Middlesex Counties, New Jersey ("Preferred Subscribers"). The Bank shall make distribution of the Common Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of the Common Stock. The Bank reserves the right to reject any or all orders in whole or in part, which are received in the Community Offering.

     To the extent that there are shares remaining after all subscriptions by institutional investors are filled, if the Preferred Subscribers in the Community Offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among the Preferred Subscribers in the manner which permits each such person, to the extent possible, to purchase the number of shares necessary to make his total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by such persons with preference given to Preferred Subscribers. Thereafter, unallocated shares will be allocated among the Preferred Subscribers in the Community Offering whose subscriptions remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. To the extent that there are shares remaining after all subscriptions by Preferred Subscribers, any remaining shares will be allocated among members of the general public using the foregoing allocation as applied to Preferred Subscribers. The Bank may establish all other terms and conditions of such offer. The Community Offering may commence concurrently with the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 7


     C. Syndicated Community Offering. If feasible, all shares of Common Stock in the Conversion not subscribed for in the Subscription and Community Offerings may be sold in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Bank, in a manner that will achieve the widest distribution of the Common Stock subject to the right of the Bank to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person, together with any associate or group of persons acting in concert may purchase up to the greater of .10% or $200,000 of the shares of Common Stock offered, subject to the maximum and minimum purchase limitations as described below, and exclusive of an increase in the total number of shares issued due to an increase in the estimated price range of up to 15%; provided, however, that this amount may be increased to 5% of the Common Stock offered without the further approval of members. The shares purchased by any person, together with any associate or group of persons acting in concert, shall be counted toward meeting the maximum percentage of shares permitted to be purchased in the Syndicated Community Offering. Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Community Offering at any time after the mailing to the members of the proxy statement to be used in connection with the special meeting of members, provided that the completion of the offer and sale of the Common Stock in the Conversion shall be conditioned upon the approval of the Conversion by the members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

     Alternatively, if a Syndicated Community Offering is not held, the Bank shall have the right to sell any shares of Common Stock remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The maximum and minimum limitations on purchases described below shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the actual purchase price for the Common Stock, less an underwriting discount to be negotiated among such underwriters and the Bank, which will in no event exceed an amount deemed to be acceptable by the OTS.

     If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Common Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community Offering or underwritten firm commitment public offering, other purchase arrangements will be made by the Bank for the sale of unsubscribed shares, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 8


     D. Limitations on Common Stock Purchases. The Plan of Conversion includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

     1. The maximum number of shares of Common Stock which may be subscribed for or purchased in all categories in the Conversion by any person or participant together with any associate or group of persons acting in concert shall not exceed 1.0% of the Common Stock offered except for the Employee Plans which may subscribe for up to 10% of the Common Stock issued and except for certain Eligible Account Holders and Supplemental Eligible Account Holders which may subscribe for or purchase shares in accordance with their subscription rights; provided, however, that in the event the maximum purchase limitation is increased to more than 2.0% of the shares of Common Stock offered, orders for Common Stock in the Community Offering and in the Syndicated Community Offering (or, alternatively an underwritten firm commitment public offering), if any, shall, as determined by the Bank, be filled to a maximum of 2.0% of the total number of shares of Common Stock offered and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

     2. The maximum number of shares of Common Stock which may be purchased in all categories in the Conversion by Officers and Directors of the Bank and their associates in the aggregate shall not exceed 25% of the total number of shares of Common Stock issued.

     3. A minimum of 25 shares of Common Stock must be purchased by each person purchasing shares in the Conversion to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares of Common Stock which when multiplied by the price per share shall not exceed $500, as determined by the Board.

     If the number of shares of Common Stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and such maximum number of shares shall be reallocated among that person and his or her associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

     Depending upon market or financial or other conditions, the Boards of Directors of the Bank and of the Holding Company, without further approval of the members, may decrease or

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 9


increase the purchase limitations in the Plan of Conversion, provided that the maximum purchase limitations may not be decreased below 1% or increased to a percentage in excess of 5%. Notwithstanding the foregoing, the maximum purchase limitation may be increased up to 9.99% provided that orders for Common Stock exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. If the Bank or the Holding Company, as the case may be, increases the maximum purchase limitations, the Bank or the Holding Company, as the case may be, is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Bank or the Holding Company, as the case may be, resolicit certain other large subscribers.

     In the event there is an increase in the total number of shares of Common Stock offered due to an increase in the estimated price range of up to 15% (the "Adjusted Maximum"), such shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription to the Adjusted Maximum;
(ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription at the Other Member level, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unfulfilled subscriptions in the Community Offering exclusive of the Adjusted Maximum.

     The Directors of the Bank and the Holding Company shall not be deemed to be associates or a group affiliated with each other or otherwise acting in concert solely as a result of their being Directors of the Bank or the Holding Company.

     Each person purchasing Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

     For a period of three years following the Conversion, no Officer, Director or their associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Common Stock, except from a broker-dealer registered with the Securities and Exchange Commission (the "SEC"). This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock, made by or held by any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan of the Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 10


mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

     The term "Associate" of a person is defined to mean: (i) any corporation or organization (other than the Bank, or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity except that the term "Associate" does not include any non-tax-qualified employee stock benefit plan or any tax-qualified employee stock benefit plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any tax-qualified employee stock benefit plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of the Holding Company, or any of its parents or subsidiaries.

     E. Characteristics of Deposit Accounts. The Conversion will not affect the Bank's deposit accounts, individual account balances (except to the extent that a depositor uses funds in his account to purchase stock), or the existing FDIC insurance coverage, nor will it affect the Bank's loan accounts, loan account balances or the obligations of the borrowers to the Bank. Upon Conversion, voting rights with respect to the Bank's corporate matters shall vest exclusively in the Holding Company, which will be the sole shareholder of the Converted Bank.

     The Converted Bank will continue, after completion of the Conversion, to provide existing services to depositors and borrowers pursuant to existing policies and will maintain its existing office, management and employees. The Converted Bank will continue to be insured by the FDIC up to applicable limits. The affairs of the Converted Bank will be directed by the existing Board of Directors of the Bank who will become directors of the Converted Bank. The Bank's depositors will pay expenses of the Conversion solely attributable to them, if any; the Bank and the Holding Company will each pay their own expenses of the Conversion and will not pay any expenses solely attributable to the shareholders of the Holding Company.

     The proposed Conversion of the Bank does not involve a receivership, foreclosure or similar proceeding before a federal or state agency involving a financial institution.

     F. Liquidation Account. The Bank shall establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 11


maintain their savings accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his savings account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his savings account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as hereinafter provided.

     In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their savings accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his savings account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction with an FDIC institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

     The initial subaccount balance for a savings account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of such Eligible Account Holder's and/or Supplemental Eligible Account Holder's eligible deposits and the denominator of which is the total amount of all eligible deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

     If, at the close of business on any annual closing date, commencing on or after the effective date of Conversion, the deposit balance in the savings account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the eligible deposits in such savings account, the subaccount balance for such savings account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related savings account. If any such savings account is closed, the related subaccount shall be reduced to zero.

     The creation and maintenance of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 12


thereof would cause its regulatory capital to be reduced below the amount required for the liquidation account.

     G. Transfer of Assets and Liabilities. The assets and liabilities, including deposits, of the Bank shall become the assets and liabilities of the Converted Bank. All account balances at the termination of operations under the Bank charter will be transferred by operation of law intact to the Converted Bank.

     H. Establishment of Foundation. To further the Converted Bank's long term commitment to its community, as part of the Conversion, the Bank has provided for the establishment of the Foundation. The Plan provides that the Foundation is intended to complement the Bank's existing community reinvestment activities so as to allow the local community to share in the growth and profitability of the Holding Company and the Converted Bank over the long term. The Plan of Conversion provides that the Holding Company intends to donate up to $13.4 million of its authorized but unissued common stock (or up to 8% of the number of shares of common stock issued in the Conversion) to the Foundation.
In the event that the Foundation does not receive the prerequisite approval, the Bank may determine to complete the Conversion without the Foundation.

     The Foundation will be dedicated to the promotion of charitable and educational purposes within Ocean County, New Jersey and its neighboring communities, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants and donations to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of the Foundation assets each year.

                                     * * *

     You have also provided the following representations concerning this transaction:

     (a) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Bank to be constructively received under the Plan of Conversion will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Bank) deemed to be surrendered in exchange therefor.

     (b) If an individual's total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account. The fair market value of the deposit accounts of the Bank which have a balance of less than $50 on the Eligibility Record Date or

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 13


          the Supplemental Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Bank.

     (c) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

     (d) After the Conversion, the Converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The Converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the Converted Bank to sell its assets other than in the ordinary course of business.

     (e) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Bank other than in the ordinary course of business.

     (f) The Holding Company and the Converted Bank have no current plan or intention to redeem or otherwise acquire any of the Common Stock issued in the Conversion transaction.

     (g) Immediately after the Conversion, the assets and liabilities of the Converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the Converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Common Stock by the Employee Plans.

     (h) The Bank, Converted Bank and the Holding Company are corporations within the meaning of section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     (i) None of the shares of the Common Stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain Directors and employees as compensation by means of the Employee Plans. Compensation to be paid to such Directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 14


     (j) The fair market value of the assets of the Bank, which will be transferred to the Converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the Converted Bank and any liabilities to which the transferred assets are subject.

     (k) The Bank is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     (l) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the Converted Bank and no other shares of capital stock of the Converted Bank will be issued and/or outstanding. At the time of the Conversion, the Converted Bank does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of the Converted Bank will be issued and/or outstanding.

     (m) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Converted Bank, nor will there be any securities outstanding which are convertible into the capital stock of the Converted Bank.

     (n) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the Converted Bank.

     (o) The Bank utilizes a reserve for bad debts in accordance with section 593 and, following the Conversion, the Converted Bank shall likewise utilize a reserve for bad debts in accordance with section 593.

     (p)  The Bank currently satisfies the 60% "qualified assets" test of section 7701(a)(19) of the Code. Management expects the Converted Bank to be able to continue to satisfy the test in the future. The Converted Bank will also satisfy the "qualified thrift lender" tests set out in sections 301 and 303 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA").

     (q) Depositors will pay the expenses of the Conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 15


     (r) The exercise price of the subscription rights received by the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company Common Stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

     (s) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

     (t) There is no plan or intention for the Converted Bank to be liquidated or merged with another corporation following this proposed transaction.

     (u) The liabilities of the Bank assumed by the Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

     (v) The Bank currently has no net operating losses for federal tax purposes, and has no such losses available for carryover to future tax years. The Bank has neither generated nor carried forward a net operating loss for federal tax purposes in the past ten tax years.


                             LIMITATIONS ON OPINION
                             ----------------------

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state, or city tax consequences of the Conversion under any section of the Code except if and to the extent specifically addressed.


                              FEDERAL TAX OPINION
                              -------------------

     Based solely upon the foregoing representations and information and assuming the transaction occurs in accordance with the Plan of Conversion (and taking into consideration the limitations at the end of this opinion), it is our opinion that under current federal income tax law:

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 16


     (1) Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a depositor in a mutual savings bank is more nominal than real, unlike that of a shareholder of a corporation, the Conversion of the Bank from a mutual savings bank to a stock savings bank is a tax-free reorganization since it is a mere change in identity, form or place of organization within the meaning of section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Bank nor the Converted Bank shall recognize gain or loss as a result of the Conversion. The Bank and the Converted Bank shall each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss shall be recognized by the Converted Bank or the Holding Company on the receipt by the Converted Bank of money from the Holding Company in exchange for shares of the Converted Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

     (3) The basis of the assets of the Bank in the hands of the Converted Bank shall be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion (Section 362(b) of the Code).

     (4) The holding period of the assets of the Bank in the hands of the Converted Bank shall include the period during which the Bank held the assets (Section 1223(2) of the Code).

     (5) No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Converted Bank plus interests in the liquidation account of the Converted Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

     (6) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a)). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 17


          (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     (7) The basis of the deposit accounts in the Converted Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Converted Bank to be received by the Eligible Account Holders of the Bank shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113). The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

     Our opinion under paragraph (6) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and
(7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received a letter from RP Financial, Inc. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Converted Bank may be taxable on the distribution of the subscription rights.

                                     * * *

                          NEW JERSEY STATE TAX OPINION
                          ----------------------------

     We express no opinion as to the laws of any jurisdiction other than those of the State of New Jersey. We express no opinion as to any laws within that jurisdiction other than those specifically discussed below. Based on and subject to the foregoing, it is our opinion that under New Jersey State Tax Law:

MULDOON, MURPHY & FAUCETTE


Board of Directors
May 7, 1996
Page 18


     (1) No gain or loss will be recognized by the Bank under the New Jersey Corporation Business Tax Act.

     (2) No gain or loss will be recognized by the Bank or the Stock Bank under the New Jersey Savings Institution Tax Act.

     (3) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by depositors under the New Jersey Gross Income Tax Act.

                                     * * *

     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion.

     We consent to the inclusion of this opinion as an exhibit to the Form AC and Form S-1 Registration Statement of Ocean Financial Corp. and the references to and summary of this opinion in such Form AC and Form S-1 Registration Statement.

                                    Sincerely,


                                    /s/ Muldoon, Murphy & Faucette

                                    MULDOON, MURPHY & FAUCETTE